                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2)
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             RUSH ENTERPRISES, INC.
                (Name of Registrant as Specified in its Charter)

                             RUSH ENTERPRISES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies: N/A
     2)   Aggregate number of securities to which transaction applies: N/A
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
     4)   Proposed maximum aggregate value of transaction: N/A
     5)   Fee paid previously with preliminary materials: N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)    Amount Previously Paid:  N/A
     2)    Form, Schedule or Registration Statement No.:  N/A
     3)    Filing Party:  N/A
     4)    Date Filed:  N/A
     5)    Total fee paid:  N/A

                             [RUSH ENTERPRISES LOGO]


                                 555 IH 35 SOUTH
                             NEW BRAUNFELS, TX 78130


                                  May 15, 2002


Dear Shareholder:

      On behalf of the Board of Directors, I cordially invite you to attend the 2002 Annual Meeting of the Shareholders of Rush Enterprises, Inc. The Annual Meeting will be held July 9, 2002, at the Plaza Club Frost National Bank Building, 21st Floor, San Antonio, TX 78205. The formal Notice of Annual Meeting is set forth in the enclosed material.

      The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. Following the meeting, shareholders will have the opportunity to ask questions and comment on Rush Enterprises, Inc.'s operations.

      It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

      We appreciate your investment in Rush Enterprises, Inc. and urge you to return your proxy card as soon as possible.


                                       Sincerely,



                                       W. Marvin Rush
                                       CHAIRMAN OF THE BOARD AND
                                       CHIEF EXECUTIVE OFFICER

                             RUSH ENTERPRISES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Rush Enterprises, Inc. (the "Company") will be held on July 9, 2002, at 10:00 a.m., central time, at the Plaza Club, Frost National Bank Building, 21st Floor, San Antonio, TX 78205, for the following purposes:

o to elect six (6) directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified;

o to consider and act upon a proposed amendment to the Company's Articles of Incorporation to effect a reverse split of the Company's outstanding Common Stock by a ratio of two-for-three, with the implementation of such amendment to be at the discretion of the Board of Directors;

o to consider and act upon a proposed amendment to the Company's Articles of Incorporation that would: (i) increase the number of shares of all classes of stock that the Company is authorized to issue from 26,000,000 to 51,000,000; (ii) reclassify the existing common stock as Class B Common Stock, (iii) authorize a new class of 40,000,000 shares to be designated Class A Common Stock and (iv) establish the express terms of the Class A Common Stock and the Class B Common Stock;

o to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2002; and

o to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof. The Board of Directors is presently unaware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

      Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

      The Board of Directors of the Company has fixed the close of business on May 13, 2002, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be maintained at the Company's principal executive offices during ordinary business hours for a period of ten (10) days prior to the meeting. The list will be open to the examination of any shareholder for any purpose germane to the meeting during this time. The list will also be produced at the time and place of the meeting and will be open during the whole time thereof.

                                       By Order of the Board of Directors,


                                       W. MARVIN RUSH
                                       CHAIRMAN OF THE BOARD AND
                                       CHIEF EXECUTIVE OFFICER
San Antonio, Texas
May 15, 2002

                                    IMPORTANT

      YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                             RUSH ENTERPRISES, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

To Be Held on July 9, 2002


GENERAL INFORMATION

      This Proxy Statement and the accompanying proxy are furnished to the shareholders of Rush Enterprises, Inc., a Texas corporation (the "Company" or "Rush"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting" or "Meeting") to be held on July 9, 2002, at 10:00 a.m., central time, at the Plaza Club, Frost National Bank Building, 21st Floor, San Antonio, TX 78205, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. Properly executed proxies received in time for the Meeting will be voted.

      The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, $.01 par value (the "Common Stock"). At the close of business on May 13, 2002 (the "Record Date"), there were outstanding and entitled to vote 7,002,044 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share. The Company's Articles of Incorporation do not permit cumulative voting in the election of directors.

      The Annual Report to Shareholders for the year ended December 31, 2001, has been or is being furnished with this Proxy Statement, which is being mailed on or about May 15, 2002, to the holders of record of Common Stock on the Record Date. The Annual Report to Shareholders does not constitute a part of the proxy materials.

VOTING AND PROXY PROCEDURES

      Properly executed proxies received in time for the Meeting will be voted. Shareholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the six nominees for director named herein, for the proposed amendment to the Company's Articles of Incorporation and for ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

      If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary at the Company's executive offices at any time before the enclosed proxy is exercised. Shareholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's executive offices are located at 555 IH 35 South, New Braunfels, Texas 78130 and the Company's mailing address is P.O. Box 34630, San Antonio, Texas 78265-4630.

      The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the total shares of Common Stock entitled to vote at the Annual Meeting is required for the approval of the proposed amendments to the Company's Articles of Incorporation. The affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Ernst & Young LLP and any other matters as may properly come before the Annual Meeting or any adjournment thereof.

      Abstentions and any unvoted shares in a brokerage account will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other matter and accordingly will have no effect, except as otherwise provided in this Proxy Statement.

      The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                            OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth as of April 30, 2002, certain information with respect to the Company's Common Stock beneficially owned by each shareholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, each of its directors and nominees for director, each executive officer named in the Summary Compensation Table and by all its directors and executive officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                                     AMOUNT AND NATURE
                                                                      OF BENEFICIAL
    NAME AND ADDRESS OF BENEFICIAL OWNER(1)                             OWNERSHIP            PERCENT(2)
   ----------------------------------------                         -------------------     ------------
W. Marvin Rush(3) ...........................................           2,788,847               38.0%
PACCAR Inc.(12) .............................................           1,000,000               13.6%
Dimensional Fund Advisors Inc.(4) (12) ......................             436,000                5.9%
William D. Witter, Inc.(5) (12) .............................             372,680                5.1%
John D. Rock(6) .............................................              71,000                 *
Ronald J. Krause(6) .........................................              70,000                 *
Harold D. Marshall(7) .......................................              55,000                 *
Robin M. Rush(8) ............................................              18,727                 *
W. M. "Rusty" Rush(9) .......................................              22,378                 *
David C. Orf(10) ............................................              19,782                 *
Daryl J. Gorup(11) ..........................................               9,272                 *
All executive officers and directors as a group
   (fifteen persons, including the executive officers
   and directors listed above) ..............................           3,117,999               42.4%



*     Represents less than 1% of the issued and outstanding shares of Common
      Stock.
(1) Except as otherwise noted, the street address of the named beneficial owner is 555 IH 35 South, New Braunfels, Texas 78130.
(2) Based on a total of 7,002,044 shares of Common Stock issued and outstanding on April 30, 2002, plus vested options issuable under the Company's 1997 Non-Employee Director Stock Option Plan, the Company's Long-term Incentive Plan and vested options that are issuable outside of a Company plan.
(3) Includes 2,001,833 shares of Common Stock held by 3MR Partners LP, of which W. Marvin Rush is the general partner, and 37,014 shares issuable upon the exercise of options granted pursuant to the Company's Long-term Incentive Plan.
(4)   The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue,
      11th Floor, Santa Monica, CA 90401.
(5) The address for William D. Witter, Inc. is One Citicorp Center, 153 East 53rd Street, New York, New York, 10022.
(6) Includes 50,000 shares issuable upon the exercise of options granted pursuant to the Company's 1997 Non-Employee Director Stock Option Plan and 20,000 shares issuable upon the exercise of options granted outside of any Company plan.
(7) Includes 30,000 shares issuable upon the exercise of options granted pursuant to the Company's 1997 Non-Employee Director Stock Option Plan and 20,000 shares issuable upon the exercise of options granted outside of any Company plan.

(8) Includes 13,027 shares issuable upon the exercise of options granted pursuant to the Company's Long-term Incentive Plan.
(9) Includes 20,337 shares issuable upon the exercise of options granted pursuant to the Company's Long-term Incentive Plan.
(10) Includes 19,782 shares issuable upon the exercise of options granted pursuant to the Company's Long-term Incentive Plan.
(11) Includes 8,000 shares issuable upon the exercise of options granted pursuant to the Company's Long-term Incentive Plan.
(12) Based solely on information contained in Schedules 13D and 13G filed with the Securities and Exchange Commission.


                  MATTERS TO COME BEFORE THE ANNUAL MEETING


PROPOSAL 1: ELECTION OF DIRECTORS

      Six directors (constituting the entire Board) are to be elected at the Annual Meeting. All of the nominees named below are now directors of the Company. All nominees have consented to be named and have indicated their intent to serve if elected.

                                                                                         SERVED AS A
NAME                     AGE          POSITIONS AND OFFICES WITH THE COMPANY            DIRECTOR SINCE
----                     ---          --------------------------------------           ----------------
W. Marvin Rush            63          Chairman of the Board,                                 1965
                                      Chief Executive Officer and Director

W. M. "Rusty" Rush        43          President and Director                                 1996

Robin M. Rush             42          Executive Vice President,                              1996
                                      Secretary, Treasurer and Director

Ronald J. Krause          74          Director                                               1996

John D. Rock              66          Director                                               1997

Harold D. Marshall        66          Director                                               1999


      Biographical information on the nominees is set forth below under "Further Information -- Board of Directors, Executive Officers and Nominees for Board of Directors."

      It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of such nominees. Management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

      The enclosed form of proxy provides a means for the holders of Common Stock to vote for each of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all nominees. Each properly executed proxy received in time for the Meeting will be voted as specified therein, or if a shareholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The director nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election.

COMMITTEES OF THE BOARD OF DIRECTORS

      The business of the Company is managed under the direction of its Board of Directors. The Company's Board of Directors has established two standing committees: Audit and Compensation.

      The Audit Committee recommends the selection of and confers with the Company's independent accountants regarding the scope and adequacy of annual audits, reviews reports from the independent accountants and meets with the independent accountants and with the Company's financial personnel to review the adequacy of the Company's accounting principles, financial controls and policies. The Audit Committee operates pursuant to a charter, a copy of which was attached to the proxy statement for last year's annual meeting of shareholders. The Audit Committee in 2001 consisted of three non-employee directors: Ronald J. Krause, John D. Rock, and Harold D. Marshall. For more information regarding the Audit Committee, see the Audit Committee Report on page 28.

      The Compensation Committee reviews the Company's compensation philosophy and programs, exercises authority with respect to the payment of direct salaries and incentive compensation to directors and officers of the Company and administers the Company's Long-Term Incentive Plan (the "Incentive Plan"). The Compensation Committee in 2001 consisted of three non-employee directors: Ronald
J. Krause, John D. Rock, and Harold D. Marshall.

MEETINGS OF THE BOARD OF DIRECTORS

      During 2001, the Board of Directors met four times. The Compensation Committee met one time during 2001 and the Audit Committee met three times during 2001. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

COMPENSATION OF DIRECTORS

      In 1997, the Company adopted and the shareholders approved the 1997 Non-Employee Director Stock Option Plan (the "Plan"). Pursuant to the Plan, each person who is elected or re-elected as a non-employee director receives an option to purchase 10,000 shares of Common Stock as of the date such director is elected or re-elected as a director of the Company, if such election takes place at an annual meeting of shareholders, or as of the date of the first annual meeting of shareholders subsequent to such director's election, if such election does not occur at an annual meeting of shareholders. The aggregate number of shares with respect to which options may be granted under the Plan shall not, in any event, exceed 300,000 shares. Each option is granted at the closing price of the Common Stock as reported by The Nasdaq Stock Market on the date of grant and fully vests on the date of grant.

      For fiscal 2001, each non-employee member of the Board of Directors received options pursuant to the terms of the Plan, $1,500 per day in which a director renders services on behalf of the Company, reimbursement for travel expenses to and from the meetings and options to purchase 20,000 shares of the Company's common stock issued outside of any Company plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
            OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS

PROPOSAL 2. PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

GENERAL

      The Board of Directors has approved and recommends to the shareholders the adoption of an amendment to Article Four of the Company's Articles of Incorporation to effect a two-for-three share reverse stock split of the Company's common stock (the "Reverse Split"). The approval of the Reverse Split is contingent upon the approval by shareholders of Proposal 3.

      The text of Article Four, as proposed to be amended, is attached to this Proxy Statement as EXHIBIT A. The filing of the proposed amendment with the Secretary of State of Texas will effect a two-for-three reverse split of the Company's issued and outstanding common stock and will effect the actions discussed in Proposal 3, assuming shareholder approval of Proposal 3. Three shares of Existing Common Stock (as defined in Proposal 3) will be automatically combined into two shares of Existing Common Stock upon the effectiveness of the Reverse Split. If the Reverse Split is effected, the par value of the Company's Common Stock will be increased to $.01.

PURPOSE

      The Board of Directors believes that the Reverse Split, if effected, should result in a proportionate increase in the trading price of the Existing Common Stock ($7.65 per share at the close of trading on the National Association of Securities Dealers National Market System ("NASDAQ/NMS") on April 4, 2002). The expected increase in the trading price will reduce the risk that the trading price of the Class A Common Stock (as defined in Proposal 3), assuming approval of Proposal 3, will be below the $5.00 minimum bid price per share which is one of the criteria for initial listing of the Class A Common Stock on the NASDAQ/NMS. In approving the Reverse Split, the Board considered that the Company's common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced securities because their brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. An increase in the per share price of the Company's common stock may enhance the acceptability of the common stock to the financial community and the investing public and potentially broaden the investor pool from which the Company may be able to obtain financing. In addition, the higher trading price might avoid the Company's common stock being considered a "penny stock" under certain SEC regulations which govern trading in low priced securities.

POTENTIAL DISADVANTAGES TO THE REVERSE STOCK SPLIT

REDUCED MARKET CAPITALIZATION. Theoretically, the overall value of the Company will not change as a result of the Reverse Split since reducing the number of shares outstanding would result in a proportionate increase in the per share price. However, a reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the overall market capitalization of the Company. As a result, there is no mathematical certainty as to the increase in the price per share that might be expected as result of the Reverse Split, and there can be no assurance that the per share price will increase proportionately to the Reverse Split. If the per share price does not increase proportionately, then the overall market capitalization of the Company (its total market value) will be reduced.

INCREASED VOLATILITY. The Reverse Split will reduce the number of outstanding shares of Existing Common Stock to approximately 4,668,029 shares. This reduced number of shares could result in decreased liquidity in the trading market and potential mismatches between supply and demand in the market for the Existing Common Stock at any given time, which could result in changes in the trading price unrelated to the activities or prospects of the Company.

INCREASED TRANSACTION COSTS. The number of shares of Existing Common Stock held by each individual shareholder will be reduced if the Reverse Split is approved. This will increase the number of shareholders who hold less than a "round lot," or 100 shares. Typically, the transaction costs to shareholders selling "odd lots" are higher on a per share basis. Consequently, the Reverse Split could increase the transactions costs to existing shareholders in the event they wish to sell all or a portion of their position.

AUTHORIZED SHARES, FUTURE FINANCING. Upon effectiveness of the Reverse Split and assuming approval of Proposal 3, the number of authorized shares of Common Stock that are not issued or outstanding would increase from approximately 18,000,000 shares to approximately 40,700,000 shares. We will continue to have 1,000,000 authorized but unissued shares of Preferred Stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If the Company issues additional shares, the ownership interest of holders of Common Stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of the Common Stock.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

      If the shareholders at the Annual Meeting approve the Reverse Split, the Reverse Split will be effected only upon a determination by the Board of Directors that such Reverse Split is still in the best interests of the Company and its shareholders. Such determination shall be based upon certain factors, including, but not limited to, the current market conditions, existing and expected trading prices of the Class A Common Stock, assuming the approval of Proposal 3, and the likely effect of business developments on the market price of the Class A Common Stock. Notwithstanding approval of the Reverse Split by the shareholders, the Board of Directors may, in its sole discretion, determine not to implement the Reverse Split.

PROCEDURE FOR REVERSE SPLIT

      If the Company's shareholders approve the Reverse Split and Proposal 3 and the Board believes that the Reverse Split is in the best interest of the Company and its shareholders, the Company will file Articles of Amendment with the Secretary of State of the State of Texas. Thereafter, (i) three shares of Existing Common Stock, outstanding on the date the Articles of Amendment effecting the Reverse Split are filed with the Secretary of State of the State of Texas (the "Effective Date") will automatically and without any further action by the holder be converted into two shares of Existing Common Stock. No shareholder, will, as a result of the Reverse Split, receive any fractional shares of Existing Common Stock. Any holder of Existing Common Stock who would otherwise be entitled to receive a fractional share of Existing Common Stock shall be entitled to receive a cash payment in lieu thereof equal to the product of (i) such fraction multiplied by (ii) the average of the closing bid and asked prices of a share of Existing Common Stock as reported by the NASDAQ/NMS or the principal trading market of the Existing Common Stock on the Effective Date.

      Shareholders may be asked to surrender certificates representing their shares of Existing Common Stock in exchange for new certificates reflecting the effects of the Reverse Split.

NO DISSENTER'S RIGHTS

      The Company's shareholders are not entitled to dissenter's rights with respect to the Reverse Split under Texas law or under the Company's Articles of Incorporation or Bylaws, and the Company will not independently provide shareholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

      The following is a summary of certain material federal income tax consequences of the Reverse Split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the Reverse Split may vary significantly as to each shareholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares of Exsiting Common Stock are and will be held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (the "Code") (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder's own tax advisor with respect to the tax consequences of the Reverse Split.

      Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareholder in connection with the Reverse Split. The aggregate tax basis of the shares resulting from the Reverse Split (including any fraction of a share deemed to have been received) will be the same as the shareholder's aggregate tax basis in the shares held at the Effective Time of the Reverse Split. In general, shareholders who receive cash upon redemption of their fractional share interests in the shares as a result of the Reverse Split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The shareholder's holding period for the shares resulting from the Reverse Split will include the period during which the shareholder held the shares combined in the Reverse Split.

      The Company's view regarding the tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts. Accordingly, each shareholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Split.

VOTE REQUIRED

      Approval of the amendment to the Company's Articles of Incorporation to effect the Reverse Split requires the approval of Proposal 3 and the affirmative vote of a majority of the outstanding shares of Existing Common Stock entitled to vote thereon. If not otherwise indicated, proxies will be voted "FOR" approval of the amendment and the Reverse Split. Abstentions and broker non-votes will not be treated as either a vote for or against approval of the amendment or Reverse Split. However, because the approval of the amendment requires the affirmative vote of a majority of the issued and outstanding shares of Existing Common Stock, abstentions and broker non-votes will have the same effect as a vote against approval of the amendment and the Reverse Split.

           THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S ARTICLES OF
              INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE
                             EXISTING COMMON STOCK.

PROPOSAL 3. PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION

GENERAL DESCRIPTION

      The Board of Directors has approved and recommends to the shareholders the adoption of an amendment to Article Four of the Company's Articles of Incorporation (the "Proposed Amendment" or "Proposal"). The amended Article Four would (i) increase the number of shares of all classes of stock that the Company is authorized to issue from 26,000,000 to 51,000,000, (ii) reclassify the existing common stock of the Company (the "Existing Common Stock") as Class B Common Stock (the "Class B Common Stock"), (iii) authorize a new class of 40,000,000 shares to be designated Class A Common Stock (the "Class A Common Stock"), and (iv) establish the express terms of the Class A Common Stock and the Class B Common Stock. The text of Article Four, as proposed to be amended, is attached as EXHIBIT A. The summary of the amended Article Four contained herein should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the proposed Article Four set forth as EXHIBIT A.

      Each share of Class A Common Stock would rank substantially equal to each share of Class B Common Stock with respect to receipt of any dividends or distributions declared on shares of common stock and the right to receive proceeds on liquidation or dissolution of the Company after payment of the Company's indebtedness and liquidation preference payments to holders of preferred shares. However, holders of Class A Common Stock will have 1/20th of one vote per share on all matters requiring a shareholder vote, while holders of Class B Common Stock will retain their full vote per share.

      If the Proposed Amendment is approved by the shareholders, the Board of Directors intends to prepare and file a certificate to that effect with the Secretary of State of Texas. The Existing Common Stock would be reclassified as Class B Common Stock. As soon as practical after filing of the Proposed Amendment, the Company will distribute (the "Distribution") one share of Class A Common Stock for each share of Class B Common Stock outstanding on the record date for the Distribution. The record date for the Distribution will be the date of the Annual Meeting of Shareholders.

      Shareholders should retain their current share certificates because, upon reclassification, those certificates then would represent Class B Common Stock without any need for exchange. At the time of the Distribution, new certificates would be issued for Class A Common Stock only.

      Upon reclassification, the Class B Common Stock would continue to have its express terms. As more fully described below, the new Class A Common Stock would have certain characteristics as compared to the Class B Common Stock, of which the most significant is the reduction of voting power to 1/20th of a vote per share of Class A Common Stock. There would be no change in the relative voting power or equity of any shareholder of the Company as a result of the Distribution because the Distribution would be made to all shareholders in proportion to the number of shares of Existing Common Stock owned by them on the record date for the Distribution.

      The Proposal may have the effect of discouraging or creating an additional barrier to a hostile takeover of the Company or ouster of the Company's management. See "Certain Potential Disadvantages of the Proposal - Antitakeover Effect."

BACKGROUND AND REASONS FOR THE PROPOSAL

      W. Marvin Rush, the Company's Chief Executive Officer and Chairman of the Board of Directors, W.M. "Rusty" Rusty, W. Marvin Rush's son and the Company's President, Chief Operating Officer and a director, and Robin M. Rush, W. Marvin Rush's son and the Company's Executive Vice President, Secretary, Treasurer and a director, have in the aggregate sole or shared voting power of approximately 38% of the total voting shares of the Company by reason of their personal ownerships of voting securities of the Company and their sole or shared voting power as fiduciaries with respect to other shares. The total beneficial stock ownership of W. Marvin Rush, W.M. "Rusty" Rush and Robin M. Rush and members of their families is set forth above. See "Ownership of Common Stock - Security Ownership of Principal Shareholders and Management."

      For ease of reference, this discussion of the Proposal will refer from time to time to the stock ownership or voting power of the "Rush Family," which phrase includes certain (i) persons and entities identified in the table, including footnotes to the table, set forth under "Security Ownership of Principal Shareholders and Management" as having family relationships to Mr. W. Marvin Rush and (ii) entities which are shareholders of the Company and with respect to which Mr. W. Marvin Rush serves as a fiduciary and holds sole or shared voting power of shares of the Company owned by such entities. Reference herein to the Rush Family is not intended to designate the family members as a "group" for the purpose of acquiring, holding or disposing of securities of the Company.

      The Company's Board of Directors believes that a capital structure having two classes of common stock offers a number of potential benefits, as described below, and that adoption of the Proposal is in the best interests of the Company and all of its shareholders.

      MAINTAIN DEALERSHIP AGREEMENTS WITH PACCAR AND JOHN DEERE. The Company's principal division, the Rush Truck Center Division, operates a regional network of 35 truck locations in Texas, California, Oklahoma, Colorado, Louisiana, Arizona and New Mexico, that provide an integrated one-stop source for the trucking needs of its customers, including retail sales of new Peterbilt trucks manufactured by PACCAR, Inc. ("PACCAR") and used heavy-duty trucks manufactured by PACCAR and others; after-market parts, service and body shop facilities; and a wide array of financial services, including the financing of new and used truck purchases, insurance products and truck leasing and rentals. The Company is the largest Peterbilt truck dealer in North America, representing approximately 21.7% of all domestic heavy-duty new Peterbilt truck sales in 2001. The Company was named Peterbilt Dealer of the Year for North America for the 1993-1994 and 2000-2001 years.

      The Company also operates six Rush Equipment Centers located in Texas and Michigan. The Company provides a full line of construction equipment primarily manufactured by John Deere Construction Equipment Company ("John Deere") for light to medium sized applications, with the primary products including backhoe loaders, hydraulic excavators, crawler dozers and four wheel drive loaders. Dealership operations include the retail sale of new and used construction equipment, after-market parts and service facilities, equipment rentals, and the financing of new and used construction equipment.

      During 2000 and 2001, the Rush Truck Center and Rush Equipment segments together accounted for approximately $858 million and $736 million, respectively, or approximately 96% and 94%, respectively, of the Company's total revenues, and are expected to account for a similar portion of the Company's annual revenues in 2002.

      PACCAR has granted the Company the right to act as the sole authorized vendor for new Peterbilt trucks and replacement parts in its market areas pursuant to dealership agreements (the "PACCAR Dealership Agreements"). The PACCAR Dealership Agreements are terminable by PACCAR upon a change of control of the Company, which, under such agreements, would occur in the event the voting power of the Rush Family with respect to the election of directors becomes less than 30 percent.

      The Company has also entered into non-exclusive dealership agreements with John Deere authorizing the Company to act as a dealer of John Deere construction, utility and forestry equipment, which contain termination provisions that would similarly be triggered if the Rush Family's voting power decreased below 25%. As of March 15, 2002, the Rush Family beneficially owned in the aggregate 2,829,952 shares of Common Stock, or approximately 38% of the outstanding shares of Common Stock.

      The Company believes its future growth depends on its ability to make acquisitions and expand its product offerings. As of March 15, 2002, the Company had the ability to issue only 1,833,986 shares of Common Stock prior to triggering the change of control provisions of the PACCAR Dealership Agreements. The number of shares that could be issued would be further reduced in the event of future sales of Existing Common Stock by the Rush Family or additional grants of stock options to employees of the Company. In order to fund future growth, the Company would prefer to have the ability to issue additional Common Stock either directly to fund acquisitions or indirectly to raise capital to fund acquisitions. As a result of the change of control restrictions imposed under its dealership arrangements with PACCAR and John Deere, the Company is effectively precluded from issuing a sufficient number of additional shares of its Common Stock under its current capital structure, and thus its continued growth is significantly impaired. Both PACCAR and John Deere have refused repeatedly to waive or otherwise amend the onerous change of control restrictions. The implementation of the Proposal would remove this impediment to the Company's growth, while preserving the Company's sole source of existence - its dealership relationships with PACCAR and John Deere.

      FINANCING FLEXIBILITY. Implementation of the Proposal would provide the Company with increased flexibility in the future to issue common equity or to issue senior equity securities convertible into common equity to reduce the Company's outstanding debt or for other corporate purposes, including financing acquisitions and other future growth and funding of employee benefit stock plans without diluting the voting power of the Company's existing shareholders, including the Rush Family and without causing a default under the dealership agreements with PACCAR and John Deere. Implementation of the Proposal, and assuming the approval of proposal 2, exclusive of the dilutive effect of options, would give the Company the ability to issue approximately 30,000,000 additional shares of its Class A common equity before risking default under the PACCAR Dealership Agreements.

      If the Company were to engage in any such financing, it is more likely to offer Class A Common Stock. The Company does not now have under consideration any other proposals for issuance of any class of common stock.

      SHAREHOLDER FLEXIBILITY. The Proposal would protect shareholders, including the Rush Family, against dilution of their relative voting power in the event of future issuances of equity securities by the Company as the Company currently intends that the Class B Common Stock ordinarily will not be used for such purposes. However, the Company intends that all future options issued to the Rush Family will be to purchase Class B Common Stock and all future issuances of options to non-Rush Family members will be to purchase Class A Common Stock. There can be no assurance that the Company will not issue additional Class B Common Stock where such issuance may be necessary or appropriate to accomplish a particular objective.

      In addition, present shareholders would have increased flexibility to dispose of a portion of their equity interest in the Company without substantially diminishing their relative voting power. Under the Proposal, such shareholders could sell or otherwise dispose of a significant portion of their equity interest in the Company by disposing of Class A Common Stock and retaining Class B Common Stock. Disposition of Class A Common Stock would result in a loss of voting power equal to only 5% of the loss of voting power which would result from the disposition of the same number of shares of Class B Common Stock. The Company is not aware of any present intention by members of the Rush Family to dispose of any portion of their equity interests in the Company. However, if in time some members of the Rush Family elect to dispose of some of their shares for diversification, liquidity and estate planning reasons, the Company believes that, if the Proposal is approved, they would be more likely to dispose of shares of Class A Common Stock rather than shares of Class B Common Stock.

      CONTINUITY. Because implementation of the Proposal would allow the Rush Family to continue to exercise control over a significant percentage of the Company's voting power even if their total equity position is significantly reduced, the adoption of the Proposal would reduce the risk of a disruption in the continuity of the Company's long-term plans and objectives that could otherwise result if members of the Rush Family should find it necessary to sell a significant block of equity stock for diversification, payment of estate tax obligations or other reasons. Implementation of the Proposal will allow management to focus its attention and the Company's resources on maximizing long-term corporate growth and profitability without concern for the possibility of an unexpected or unwanted change in control of the Company.

      BUSINESS RELATIONSHIPS. As stated above, the Company's dealership agreements with PACCAR and John Deere contain provisions which could permit PACCAR and John Deere to declare the Company in default and terminate the dealership agreements if certain events were to occur which constituted a "change of control" under the provisions of those agreements. Adoption of the Proposal should decrease the risk of any such change of control and may reassure any of the Company's other customers, suppliers, licensors or lenders who may have concerns about the possibility of a change of control if the voting power of the Rush Family were substantially diluted.

      KEY EMPLOYEES. The Proposal should allow all employees to continue to concentrate on their responsibilities without undue concern that the future of the Company could be affected by real or perceived succession of ownership issues or an unwanted takeover or a default under the dealership agreements with PACCAR and John Deere that could otherwise be triggered by any substantial divestiture by the Rush Family in the future. In addition, as discussed above, the ability to issue Class A Common Stock would increase the Company's flexibility in structuring compensation so that key employees may participate in the growth of the Company.

      If the Proposal and Proposal 2 are approved, the Company believes that the Class A Common Stock and Class B Common Stock will be eligible for listing on NASDAQ/NMS assuming compliance with all qualification requirements of NASDAQ/NMS. See "Certain Effects of the Proposal - NASDAQ/NMS Requirements".

      Management framed the features of the Proposal after consulting with legal and financial advisers and considering various alternatives to accomplish the Company's objectives. At its regular meeting on February 23, 2002, the Board of Directors of the Company discussed generally with management the features of the Proposal and other possible actions that had been considered by management in arriving at the Proposal.

DESCRIPTION OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

      The express terms of the Class A Common Stock and the Class B Common Stock are set forth in full in Article Four of the Proposed Amendment. The text of Article Four, as proposed to be amended, is attached as EXHIBIT A to this proxy statement and incorporated herein by reference. The following summary should be read in conjunction with, and is qualified in its entirety by reference to EXHIBIT A.

      VOTING. Under the Company's current Articles of Incorporation, the holders of Existing Common Stock have the right to vote for the election of all directors and on all other matters submitted to the shareholders of the Company. Each holder is entitled to cast one full vote per share. Cumulative voting is not authorized.

      Each share of Class B Common Stock would continue to entitle the holder thereof to one full vote on all matters on which shareholders currently are entitled to vote, including the election of directors. Each share of Class A Common Stock would entitle the holder thereof to one-twentieth (1/20th) of one vote on all other matters on which shareholders are entitled to vote, including the election of directors. The Proposal would result in the reclassification of the Existing Common Stock into Class B Common Stock but would not affect the relative voting power of the holders of the Existing Common Stock.

      DIVIDENDS AND OTHER DISTRIBUTIONS. Each share of Class A Common Stock and of Class B Common Stock will be equal in respect to dividends and other distributions in cash, stock or property except that (i) if declared, a dividend or distribution in shares of the Company on Class A Common Stock will be paid in Class A Common Stock, and (ii) if declared, a dividend or distribution in shares of the Company on Class B Common Stock will be paid in Class B Common Stock. The number of shares so paid as a dividend or distribution on each share of Class A Common Stock and Class B Common Stock shall be equal, although the class of the shares so paid shall differ depending upon whether the recipient of the dividend is a holder of a share of Class A Common Stock or Class B Common Stock.

      MERGERS AND CONSOLIDATIONS. In the event of a merger, consolidation, or combination of the Company with another entity (whether or not the Company is the surviving entity) or in the event of dissolution of the Company, the holders of Class A Common Stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by holders of Class B Common Stock in that transaction. However, any shares of common stock that holders of Class A Common Stock become entitled to receive in the transaction may have terms substantially similar to the Class A Common Stock themselves. Thus the surviving entity in any such transaction could have a dual-class capital structure like that of the Company under the Proposed Amendment and could, upon consummation of the merger or consolidation, give full voting shares to the holders of Class B Common Stock and 1/20th voting shares to the holders of Class A Common Stock.

      CONVERTIBILITY. The Class B Common Stock will be convertible into Class A Common Stock at any time on a share-for-share basis. The Class A Common Stock will not be convertible into shares of Class B Common Stock.

      PREEMPTIVE RIGHTS. Neither the Class A Common Stock nor the Class B Common Stock will carry any preemptive rights enabling a holder to subscribe for or receive shares of the Company of any class or any other securities convertible into any class of the Company's shares.

      TRANSFERABILITY; TRADING MARKET. Like the Existing Common Stock, the Class A Common Stock and the Class B Common Stock will be freely transferable. The Company is filing applications with the NASDAQ/NMS with respect to both the Class A Common Stock and the Class B Common Stock and it is expected that both such classes will be listed for trading on the NASDAQ/NMS.

      INCREASE IN AUTHORIZED COMMON STOCK. If approved, the Proposed Amendment will increase the Company's authorized common stock from 25,000,000 shares of Existing Common Stock to 40,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock. Immediately after implementation of the Proposal, assuming the approval of Proposal 2, approximately 4,668,029 million shares of Class A Common Stock and 4,668,029 million shares of Class B Common Stock will be issued and outstanding. An additional 955,461 shares of Class A Common Stock and 955,461 shares of Class B Common Stock will be reserved for issuance in the event of exercise of the Company's outstanding options and warrants, as to which an equal number of shares of Existing Common Stock are currently reserved. Accordingly, approximately 34,400,000 shares of Class A Common Stock and 4,400,000 shares of Class B Common Stock will be available for issuance in the future for any proper corporate purpose, including, public or private sale, acquisitions, employee incentive plans and stock dividends. Generally, those issuances may be authorized by the Board of Directors without shareholder approval, except that the rules of NASDAQ/NMS applicable to companies listed thereon ordinarily require shareholder approval of a stock issuance transaction other than a public offering for cash if, among other things, the number of shares to be issued is or will be 20% or more of common stock outstanding before the issuance.

      The Company currently intends to issue Class A Common Stock rather than Class B Common Stock for future corporate purposes, such as equity financing, acquisitions and employee benefit stock plans. The Company has no current understandings or agreements with respect to any such financings, acquisitions or benefit plans. The Company does not have any current plans to issue any additional shares of Class B Common Stock other than shares of Class B Common Stock to be issued to members of the Rush Family upon exercise of options.

      SHAREHOLDER INFORMATION. The Company will deliver to holders of Class A Common Stock the same proxy statements, annual reports and other information and reports as it will deliver to holders of Class B Common Stock. The Company does not propose to change its present practices with respect to issuance of reports and information to shareholders.

CERTAIN EFFECTS OF THE PROPOSAL

      EFFECTS ON RELATIVE OWNERSHIP INTEREST AND VOTING POWER. The relative ownership interest and voting power of each holder of Existing Common Stock would be the same immediately after effectiveness of the Proposed Amendment and the Distribution as it was immediately prior thereto. The Proposed Amendment provides that each share of Existing Common Stock will be reclassified and changed into one share of Class B Common Stock, and the Distribution of one share of Class A Common Stock will be made to all shareholders in proportion to the number of shares of Class B Common Stock owned on the record date for the Distribution by each shareholder.

      Under the Proposal, shareholders who sell Class B Common Stock after the Distribution will lose a greater amount of voting control in proportion to their common stock equity than they would have had prior to the Distribution. Conversely, shareholders who sell shares of Class A Common Stock after the Distribution will retain a greater amount of voting control in proportion to equity.

      EFFECT ON MARKET PRICE. The market price of Class A Common Stock and Class B Common Stock after the Distribution will depend, as before the adoption of the Proposed Amendment, on many factors including, among others, the future performance of the Company, general market conditions, and conditions relating to other companies in the retail truck and equipment industry. Accordingly, the Company cannot predict the prices at which the Class A Common Stock and the Class B Common Stock will trade following the adoption of the Proposed Amendment and the Distribution, just as the Company could not predict the prices at which the Existing Common Stock would trade absent the Proposal and the Distribution. It is expected, however, that, assuming the approval of Proposal 2, the market price will initially be unaffected. Absent other factors and subject to the discussion in the following paragraph, the Class A Common Stock and the Class B Common Stock are therefore expected to trade at approximately the price of the Existing Common Stock prior to implementation of the Proposal. On April 4, 2002, the closing price for the Existing Common Stock on NASDAQ/NMS as reported in The Wall Street Journal was $7.65.

      Under certain circumstances the Class B Common Stock could trade at a premium compared to the Class A Common Stock. The Proposed Amendment expressly permits the Board to authorize the purchase of shares of any one class or any combination of classes without regard to differences among them in price and other terms under which such shares may be purchased. Thus, the Board could authorize the Company to purchase Class B Common Stock even if the consideration which would be paid by purchasing Class A Common Stock would be less.

      EFFECT OF CLASS B VOTING REQUIREMENT FOR CERTAIN TRANSACTIONS. Under the Proposed Amendment, the holders of the Class B Common Stock will receive the same consideration per share as the holders of Class A Common Stock in the event of liquidation or dissolution of the Company. This provision of the Proposed Amendment would not prevent a holder of a significant amount of the Existing Common Stock, such as certain members of the Rush Family, from selling their shareholdings (including all their Class A Common Stock and Class B Common

Stock) in the Company for a premium to a buyer who intends to operate the Company following such purchase without acquiring the remaining equity in the Company.

      EFFECT ON TRADING MARKET. As of the date of this Proxy Statement, 7,002,044 shares of Existing Common Stock are issued and outstanding. Implementation of the Proposal will result in no change in the number of shares of Existing Common Stock (redesignated Class B Common Stock) outstanding and will immediately create an equal number of shares of Class A Common Stock; provided however, implementation of the Reverse Split in Proposal 2, will result in two-thirds the number of shares of Existing Common Stock redesignated Class B Common Stock outstanding which will be equal to the number of shares of Class A Common Stock created.

      The Company currently intends that in the future it will issue Class A Common Stock rather than Class B Common Stock in any sale of common stock to the public or in any use of common stock for acquisitions or employee benefit stock plans. Moreover, the Company expects that if members of the Rush Family sell any shares in the future (the Company knows of no current plan to do so), it is more likely that they will sell shares of Class A Common Stock than shares of Class B Common Stock due to the change of control provisions of the dealership agreements with PACCAR and John Deere. Any such issuances of additional shares of Class A Common Stock by the Company or sales of shares of Class A Common Stock by the Rush Family or other major shareholders may serve to further increase market activity in the Class A Common Stock relative to the Class B Common Stock.

      EFFECT ON BOOK VALUE AND EARNINGS PER SHARE. Although the interest of each shareholder in the total equity of the Company will remain unchanged as a result of the Distribution, the issuance of the Class A Common Stock pursuant to the Distribution will cause the book value and earnings per share of the Company to be adjusted to reflect the increased number of shares outstanding. Although effected in the form of a dividend, for accounting purposes the Distribution will have the same effect as a two-for-one stock split.

      EFFECT ON RETAINED EARNINGS AND CAPITAL STOCK ACCOUNTS. Although the interest of each shareholder in the total equity of the Company will remain unchanged, the Distribution of the Class A Common Stock on a share-for-share basis for each share of Class B Common Stock outstanding will be accounted for as a stock dividend. Consequently, the Stockholders' Equity Account of the Company will be adjusted to increase the Common Stock account by $70,020, the total par value of the Class A Common Stock to be issued in the Distribution, and to decrease retained earnings by an equal amount. If the Distribution had occurred as at February 28, 2002, the Distribution would have resulted in a total Common Stock account of $140,040 as compared to $70,020 without the Distribution, and the retained earnings of the Company would have been $42,043,835 as compared to $42,113,855 without the Distribution.

      FEDERAL INCOME TAX CONSEQUENCES. The following description of certain federal income tax consequences concerning the Proposal is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, and judicial and administrative interpretations thereof. This description does not, however, address any aspects of state, local or foreign taxation relating to the Proposal.

      The Company believes that, in general, for federal income tax purposes (i) neither the reclassification of Existing Common Stock into Class B Common Stock nor the Distribution of Class A Common Stock will be taxable to a shareholder of the Company, (ii) neither the Class B Common Stock nor the Class A Common Stock will constitute "Section 306 stock" within the meaning of Section 306(c) of the Internal Revenue Code of 1986, as amended, (iii) the cost basis of each share of Existing Common Stock will be apportioned between the share of Class B Common Stock into which it is reclassified and the Class A Common Stock issued with regard to it in proportion to the fair market value of the shares of each class on the date of the Distribution, and (iv) the holding period for each share of Class B Common Stock and Class A Common Stock will include the shareholder's holding period for the Existing Common Stock with respect to which they were distributed. Gain or loss will be recognized, however, on the subsequent sale of a share of Class B Common Stock and a share of Class A Common Stock. Shareholders are urged to seek the advice of their own tax counsel on this matter and on state or foreign income tax matters.

      SECURITIES ACT OF 1933. The Company is not required to register and has not registered under the Securities Act of 1933 the issuance of Class B Common Stock upon reclassification of the Existing Common Stock or the issuance of the Class A Common Stock in the Distribution. To the extent that any shareholder holds any Existing Common Stock as restricted securities under Rule 144 under the Securities Act of 1933, both the Class B Common Stock issued upon the reclassification of the Existing Common Stock and the Class A Common Stock issued in the Distribution will be restricted securities. Any affiliate of the Company under Rule 144 will be subject to the same restrictions in disposing of Class A Common Stock and Class B Common Stock as the affiliate presently is with respect to the Existing Common Stock.

      NASDAQ/NMS REQUIREMENTS. The Existing Common Stock currently is traded on NASDAQ/NMS, and application is being made to trade the Class A Common Stock and the Class B Common Stock on NASDAQ/NMS as well. The Proposal is intended to comply with the requirements of Rule 4351 of the National Association of Securities Dealers, which provides that the voting rights of existing shareholders of publicly traded stock registered under Section 12 of the Securities Act of 1934 cannot be disparately reduced or restricted through any corporate action or issuance. The Company believes that (1) the issuance of the Class A Common Stock would not violate the NASDAQ/NMS voting rights policy, (2) assuming the approval of Proposal 2, on issuance, the Class A Common Stock as well as the Class B Common Stock, will be eligible for listing on NASDAQ/NMS, subject to all other applicable rules of listing and (3) future issuances of either Class A Common Stock or Class B Common Stock, subject to all applicable rules of listing, will not impair continued eligibility for listing.

      SUBSEQUENT AMENDMENTS. Implementation of the Proposal will not prevent the Company from taking any action, or otherwise affect the Company's ability to adopt any future amendments to the Articles of Incorporation for the purpose of further changing the Company's capital structure or for any other lawful purpose subject to the appropriate approval of the Company's Board of Directors and shareholders and any listing requirements of any market or exchange on which the Company's common stock is traded.

CERTAIN POTENTIAL DISADVANTAGES OF THE PROPOSAL

      While the Board of Directors has determined that implementation of the Proposal is in the best interests of the Company and its shareholders, the Board recognizes that it may result in certain disadvantages, including the following:

      ANTITAKEOVER EFFECT. Currently, in the opinion of the Board of Directors, no person could succeed in a takeover of the Company without making an offer acceptable to members of the Rush Family, because of their substantial ownership of voting stock. Implementation of the Proposal will not materially change the voting power of the Rush Family, but it will give the Company more flexibility to issue common stock without substantial diminution of the voting power of the existing shareholders, including the Rush Family, and it will give the Rush Family ability to reduce their equity holdings in the Company (by sale of Class A Common Stock) without materially reducing their voting power. See "Reasons for the Proposal; Recommendation of the Board of Directors."

      BROKERAGE COSTS; SECURITY FOR CREDIT. As is typical in connection with any stock split, brokerage charges and stock transfer taxes, if any, may be somewhat higher with respect to purchases and sales of the Company's common stock after the Distribution, assuming transactions in the same dollar amount, because of the increased number of shares involved.

      The Company does not expect that the adoption of the Proposed Amendment and the Distribution will affect the ability of shareholders to use either the Class A Common Stock or the Class B Common Stock as security for the extension of credit by financial institutions, securities, brokers, or dealers.

      INVESTMENT BY INSTITUTIONS. Implementation of the Proposal may affect the decision of certain institutional investors that would otherwise consider investing in the Existing Common Stock but who object to the issuance of shares with disproportionately reduced voting power.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

      As noted elsewhere in this proxy statement, members of the Rush Family hold approximately 38% of the voting power of the Company. See "Background of the Proposal." That percentage will not be affected by the Proposal or the Distribution. Members of the Rush Family, however, could sell some or all of the Class A Common Stock received by them in the Distribution without any material reduction in their voting power, assuming no other events occur that would affect voting power. Consequently, they have an interest in implementation of the Proposal. Management is not aware of any present intention on the part of any member of the Rush Family to dispose of common stock.

      Of the six current members of the Board of Directors, three are members of the Rush Family. The remaining three members are neither members of the Rush Family nor employees of the Company. The Board of Directors suggests that each shareholder carefully read and review in detail the portions of this proxy statement describing the Proposal and the Distribution and discussing certain effects thereof.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

      The approval of Proposal 2 and the affirmative vote of the holders of a majority of the outstanding shares of the Existing Common Stock entitled to vote thereon are required for adoption of the Proposal. The Board of Directors unanimously recommends that the shareholders vote FOR the Proposal and the adoption of the Proposed Amendment. After discussions among the Directors concerning the Proposal, the Board of Directors, including the Company's independent outside directors, unanimously determined to recommend that the shareholders approve of the Proposed Amendment. In connection with its adoption of the Proposed Amendment, the Board also (i) authorized the filing of definitive proxy materials relating to the Proposal with the Securities and Exchange Commission, and (ii) declared the dividend in Class A Common Stock, subject to shareholder approval of the Proposed Amendment and Proposal 2, setting July 9, 2002, the date of the Annual Meeting of Shareholders, as the record date for such dividend. If not otherwise indicated, proxies will be voted "FOR" approval of the Proposal. Abstentions and broker non-votes will not be treated as either a vote for or against approval of the Proposal. However, because the approval of the Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Existing Common Stock, abstentions and broker non-votes will have the same effect as a vote against approval of the Proposal.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of Arthur Andersen LLP, independent certified public accountants, served as the Company's independent accountants for the year ended December 31, 2001. On April 1, 2002 the Board of Directors, upon recommendation of its Audit Committee, dismissed Arthur Andersen LLP ("AA") as the Company's independent accountants and appointed the firm of Ernst & Young LLP ("E&Y") to serve as independent public accountants of the Company for the fiscal year ending December 31, 2002. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. Ernst & Young LLP is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of E&Y, the Board of Directors may reconsider the appointment. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that the change would be in the best interests of the Company and its shareholders.

      Representatives of E&Y and AA are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

      Assuming the presence of a quorum, ratification of the appointment of E&Y requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

      Arthur Andersen's reports on the Company's consolidated financial statements for each of the years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000 and through the date hereof, there were no disagreements with AA on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to AA's satisfaction, would have caused them to make reference to the subject matter of such disagreements in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      The Company provided Arthur Andersen with a copy of the foregoing disclosures. The response of AA stating their agreement with the foregoing disclosures was filed as an Exhibit on Form 8-K, which was filed on April 5, 2002.

      During the years ended December 31, 2001 and 2000 and through the date hereof, the Company did not consult E&Y with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

INDEPENDENT AUDITOR'S FEES

AUDIT FEES

Arthur Andersen LLP billed the Company an aggregate of $73,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the year ended December 31, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

Arthur Andersen LLP did not provide any services related to financial information systems design and implementation during 2001.

ALL OTHER FEES

Arthur Andersen LLP billed the Company an aggregate of $4,150 in fees for other services rendered to the Company for the year ended December 31, 2001 primarily related to accounting and tax compliance and consulting, acquisitions and divestitures.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
              TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS
              INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR
                   THE FISCAL YEAR ENDING DECEMBER 31, 2002

                               FURTHER INFORMATION

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES FOR BOARD OF DIRECTORS

      Set forth below is information with respect to each director, executive officer and nominees for directors of the Company as of March 29, 2002. The executive officers are elected by the Board of Directors and serve at the discretion of the Board.


NAME                                     AGE        POSITION
----                                    -----       --------
W. Marvin Rush                           63         Chairman of the Board, Chief Executive Officer and Director

W. M. "Rusty" Rush                       43         President, Chief Operating Officer and Director

Robin M. Rush                            42         President, Executive Vice President, Secretary, Treasurer and Director

J. M. "Spike" Lowe                       58         Senior Vice President-- Corporate Development

David C. Orf                             52         Senior Vice President-- Sales and Marketing

Brent Hughes                             59         Senior Vice President-- Financial Services

Daryl J. Gorup                           53         Senior Vice President-- Dealership Operations

Martin A. Naegelin, Jr.                  38         Senior Vice President-- Chief Financial Officer

Ernie Bendele                            58         Vice President-- Used Trucks

Louis Liles                              59         Vice President-- Corporate Administration

Ralph West                               55         Vice President-- Leasing and Rental Operations

John Hiltabiddle                         57         Controller

Ronald J. Krause                         74         Director(1)(2)

John D. Rock                             66         Director(1)(2)

Harold D. Marshall                       66         Director(1)(2)


------------

(1)   Member of the Audit Committee.
(2)   Member of the Compensation Committee.

      W. MARVIN RUSH founded the Company in 1965. He served as President from inception until November 1995, and has served as Chairman of the Board and Chief Executive Officer since November 1995. He also served on the Peterbilt dealer council from 1984-1987 and was elected its Chairman in 1987. He was also active on the PacLease Executive Committee from 1989-1992 and was Chairman in 1992. Other honors include the Peterbilt Dealer of the Year in 1986, 1987 and 1988, as well as the Midranger Dealer of the Year in 1989. His highest Peterbilt honor was being named North American Peterbilt Dealer of the Year for the 1993-1994 and the 2000-2001 years.

      W. M. "RUSTY" RUSH served as Vice President and Executive Vice President of the Company from 1990 until November 1995, has served as President of the Company since November 1995 and was named to Company's Chief Operating Officer in December 2001. For the past several years he has overseen the Company's heavy duty truck segment. He is now responsible for all operations of the Company.

      ROBIN M. RUSH has been with the Company since 1991, and served as Vice President and general manager of the Company from 1993 until November 1995. Mr. Rush has served as Secretary and Treasurer of the Company since October 1995 and as Executive Vice President of the Company since November 1995. He is presently the President of Rush Equipment Centers, and is responsible for the operations of the Company's construction equipment segment and the Company's retail division.

      DAVID C. ORF has served as Vice President of Sales and Marketing of the Company since 1993 and in October 1996 Mr. Orf was promoted to Senior Vice President of Sales and Marketing. Mr. Orf was the general manager of the Company's Houston, Texas facilities until January 1996. Prior to joining the Company, Mr. Orf served as the Southeast region manager of Peterbilt Motors Company, a division of PACCAR.

      DARYL J. GORUP has served as Senior Vice President of Dealership Operations of the Company since January 1997. Prior to joining the Company, Mr. Gorup had served for 15 years in various executive positions with Peterbilt Motors Company, including General Sales Manager.

      MARTIN A. NAEGELIN, JR. has served as Vice President and Chief Financial Officer since January 1997. Mr. Naegelin was promoted to Senior Vice President in December 2001. His responsibilities include the Company's corporate administrative functions, its retail finance and insurance operations, and its truck-leasing operations. Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate Development of Norwood Promotional Products, Inc. Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993.

      LOUIS LILES has been with the Company since December 1995 and has served as vice president of the Company since September 1997. Prior to joining the Company, Mr. Liles was employed for 17 years, most recently serving as the Senior Vice President of Operations, of Kerr Consolidated, Inc., which operated two Peterbilt dealerships and was acquired by the Company in December 1995. In his current capacity, Mr. Liles is responsible for the corporate administration function, which includes human resources and legal oversight.

      BRENT HUGHES served as Vice President of Financial Services since 1993 and in September 1997 Mr. Hughes was promoted to Senior Vice President. He is in charge of all secured financing for the Company. Mr. Hughes was with Associates Commercial Corporation for 22 years, was Branch Manager in New York City, and later in San Antonio, and was Senior Vice President of the Western Region when he left to join the Company in 1992.

      J. M. "SPIKE" LOWE has been with the Company since 1968, and has served as a Vice President of the Company since 1994 and was promoted to Senior Vice President in 1999. Currently he is responsible for acquisitions and all open account and unsecured lending for the Company.

      ERNIE BENDELE has been with the Company since 1984 and has served as a Vice President of the Company since October 1996. Mr. Bendele is responsible for procurement, inventory control and marketing of used trucks nationwide.

      RALPH WEST has been with the Company since 1994 and has served as a Vice President of the Company responsible for all leasing and rental operations since that time. Prior to joining the Company, Mr. West had been with Ryder Truck Rentals. During his 28 years at Ryder Truck Rentals, Mr. West served in various executive positions, with the last 14 years as Vice President.

      JOHN HILTABIDDLE, CPA has served as the Controller of the Company since December 1993. Mr. Hiltabiddle served as the Controller of two large automobile dealerships from 1989 until December 1993, and from 1984 until 1989, respectively. Mr. Hiltabiddle had 12 years of public accounting experience prior to joining the automobile dealership in 1984.

      HAROLD D. MARSHALL has served as a director of the Company since February 1999. Mr. Marshall served as President and Chief Operating Officer of Associates First Capital Corporation ("The Associates") from May 1996 to January 1999, and has served as a Director of the Associates. Mr. Marshall joined The Associates in 1961 and organized their Transportation Division in 1974. Mr. Marshall serves as Vice Chairman of the American Trucking Association Foundation Board of Directors, as a Member of the American Trucking Association Foundation Executive Committee, as Trustee Emeritus of the Hudson Institute, and on the Board of Trustees of the Dallas Museum of Art.

      RONALD J. KRAUSE has served as a director of the Company since June 1996. Mr. Krause served as President of Associates Commercial Corporation from 1976 until 1981 and President and Chief Operating Officer of Associates Corporation of North America from 1981 until 1989. Mr. Krause also was Vice Chairman of the Board of Directors of Associates of North America from 1988 until his retirement in 1989.

      JOHN D. ROCK has served as a director of the Company since April 1997. Mr. Rock served as a Vice President of General Motors Corporation from 1991 until his retirement from General Motors Corporation after over 36 years of service. While at General Motors Corporation, Mr. Rock held various executive positions in sales, service and marketing. Mr. Rock has also served as a member of the Board of Directors of Volvo - GM Heavy Truck Corporation.

      W. M. "Rusty" Rush and Robin M. Rush are brothers and the sons of W. Marvin Rush. There are no other family relationships among the executive officers and directors of the Company.

      All directors of the Company hold office until the next annual meeting of shareholders and the election and qualification of their successors. Each officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal in accordance with applicable law.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee is responsible for making all compensation decisions for the named executives including determining base salary and annual incentive compensation amounts and granting stock options and other stock-based compensation under the Company's Long-Term Incentive Plan (the "Incentive Plan").

      OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

      The purpose of the Company's compensation plan is to attract, retain and motivate key management employees. It is the philosophy of the Company to pay its executives at levels commensurate with both Company and individual performance. A primary consideration in developing the Company's executive compensation programs is to link the long-term financial interests of executives with those of the Company and its shareholders. The Compensation Committee reviews compensation for comparable organizations in order to establish the Company's total compensation program and determine awards under the Incentive Plan.

      In 2001, the total compensation program for the Company's top executives, approved by the Company's Board of Directors, consisted of a base salary and bonus for each of such executives.

      BASE SALARY PROGRAM

      It is the Company's policy to establish salaries at a level approximating the average of the competitive levels in comparable organizations and to provide annual salary increases reflective of the executive's performance, level of responsibility and position with the Company. In 2001, W. Marvin Rush received a base salary of $702,800.

      ANNUAL INCENTIVE

      Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth, net profitability and cost control. The Compensation Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation Committee believes that the Company's growth in revenue and profitability requires subjectivity on the part of the Committee when determining incentive payments. The Compensation Committee believes that specific formulae restrict flexibility. W. Marvin Rush received a $290,000 bonus from the Company for services performed on behalf of the Company during 2001.

      LONG-TERM INCENTIVE PLAN

      The Company adopted its Incentive Plan in 1996 prior to its initial public offering, and the shareholders of the Company approved the Incentive Plan at the 1998 Annual Meeting of Shareholders. The Incentive Plan permits the Company to make grants of stock options, restricted stock, performance shares and other awards to employees as part of the Company's overall incentive compensation program. The Incentive Plan is intended to attract, retain and motivate key management personnel and to align the interest of the executives with those of shareholders. The overall long-term incentive grant levels are established by reviewing the number of shares reserved for such plans by comparable organizations. Individual long-term incentive grants are based on the employee's position in the Company and responsibility level. In 2001, W. Marvin Rush was granted an option for 39,500 shares under the Incentive Plan.

      SECTION 162(M)

      Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of the Company's five highest paid executives. Excluded from this limitation is compensation that is "performance based." For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. In general, the Company believes that compensation relating to options granted under the Incentive Plan should be excluded from the $1 million limitation calculation. Compensation relating to the Company's incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that is provided to the Committee in establishing the performance goals for such awards. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and inures to the benefit of the Company's shareholders. The Committee, however, intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

      CONCLUSION

      The Compensation Committee believes these executive compensation policies serve the interests of the shareholders and the Company effectively. The Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the shareholders' benefit.

               COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                               Harold D. Marshall
                                Ronald J. Krause
                                  John D. Rock

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee has:

o  Reviewed and discussed the audited financial statements with management.

o Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

o Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1.

o Considered whether the provision of non-audit services is compatible with maintaining the auditors' independence.

o  Discussed with the independent auditors the auditors' independence.

o Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

      The Board of Directors has determined that the members of the Audit Committee are independent, in accordance with the standards established by the NASDAQ National Market. The Audit Committee has adopted a written charter, which was included as an exhibit to last year's proxy statement. The Audit Committee met three times in the last fiscal year.

      For the year 2002, the Audit Committee recommended to the Board, and the Board has appointed, Ernst & Young LLP as the independent public accountants for the Company. Previously, Arthur Andersen LLP had been the independent public accountants for the Company. This decision to change independent public accountants was not the result of dissatisfaction with Arthur Andersen LLP, but reflected the Audit Committee's view that changing independent public accountants was in the Company's best interest given recent events involving other companies and the resulting uncertainty involving Arthur Andersen LLP. This decision was made following interviews with several accounting firms, including Arthur Andersen LLP. The Board of Directors' appointment of Ernst & Young LLP as the Company's independent public accountants for the year 2002 is being submitted to the Company's shareholders for ratification.

      The Audit Committee will continue to examine the provision of non-audit services by its auditors, an will recommend a separation of functions where it believes such separation is appropriate. In doing so, the Audit Committee will consider the views of the Company's management as to a particular firm's suitability for the particular task, cost, knowledge of the Company's operations, other relationships with the Company, and such other factors and qualifications as the Company's management may deem appropriate.

                  AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                               Harold D. Marshall
                                Ronald J. Krause
                                  John D. Rock

EXECUTIVE COMPENSATION

      The following table summarizes all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the years ended December 31, 1999, 2000 and 2001 by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during 2001 (the "named executive officers").

                                                   SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                              ANNUAL COMPENSATION                      AWARDS
                                                ------------------------------------------------     SECURITIES
                                    FISCAL                                       OTHER ANNUAL        UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR         SALARY          BONUS         COMPENSATION(1)      OPTIONS (#)     COMPENSATION(2)
---------------------------         -------     -----------     ----------     -----------------    ------------    ----------------
W. Marvin Rush                       2001       $702,800(3)      $290,000          $72,000(4)           39,500            $5,250
  Chairman of the Board and          2000       $684,166(5)      $240,000               -               28,000            $5,250
  Chief Executive Officer            1999       $616,708(6)      $600,000               -               13,850            $5,000

                                     2001        $262,481        $150,000               -               14,200            $5,250
W.M. "Rusty" Rush                    2000        $259,292        $ 88,000               -               10,050            $5,250
  President                          1999        $236,944        $220,000               -               5,000             $5,000

                                     2001        $221,351         $75,000               -               10,800            $5,250
Robin M. Rush                        2000        $215,797        $ 66,000               -               7,650             $5,250
  Executive Vice President           1999        $195,983        $165,000               -               3,800             $5,000

                                     2001        $206,181        $137,500               -               7,000             $5,250
David C. Orf                         2000        $185,181        $ 87,500               -                4,750            $5,250
 Senior Vice President               1999        $169,181        $194,000               -                4,225            $5,000


                                     2001        $206,247         $77,500               -               7,000             $2,625
Daryl J. Gorup                       2000        $201 847        $ 61,000               -               4,500             $2,625
  Senior Vice President              1999        $197,047        $148,250               -               4,000             $2,500


(1) Consists of prerequisites which aggregate less than the lesser of $50,000 or 10% of the salary and bonus for the named executive officer, unless otherwise noted.
(2)   Consists of matching contributions to the Company's 401(k) plan.
(3) Of such amount, $114,702 represents amounts paid with respect to salary and benefits of employees of the Company performing personal services exclusively for Mr. Rush.
(4) Consist of personal use of the Company's corporate aircraft paid for by the Company.
(5) Of such amount, $109,903 represents amounts paid with respect to salary and benefits of employees of the Company performing personal services exclusively for Mr. Rush.
(6) Of such amount, $103,221 represents amounts paid with respect to salary and benefits of employees of the Company performing personal services exclusively for Mr. Rush. Does not include $93,988 distributed to Mr. Rush in connection with an error discovered, in 1999, in the calculation in the distribution due from the Company to Mr. Rush on undistributed, accumulated income of the Company prior to the initial public offering of the Company in 1996.

STOCK OPTION GRANTS IN FISCAL 2001

      The following table provides certain information related to options granted by the Company to the named executive officers during fiscal 2001.


                                INDIVIDUAL GRANTS

                                                                                                          POTENTIAL REALIZABLE
                                                                                                            VALUE AT ASSUMED
                                                                                                             ANNUAL RATES OF
                                                                                                               STOCK PRICE
                                                   % OF TOTAL                                                APPRECIATION FOR
                       NUMBER OF SECURITIES      OPTIONS GRANTED     EXERCISE OR                              OPTION TERM(1)
                        UNDERLYING OPTIONS      TO EMPLOYEES INS     BASE PRICE        EXPIRATION      ----------------------------
NAME                        GRANTED (#)            FISCAL 2001         ($/SH)             DATE           5% ($)            10% ($)
----                   --------------------     -----------------    -----------       -----------     ---------         ----------
W. Marvin Rush                39,500                  18.61             4.125            3/15/11        102,471            259,680
W. M. "Rusty" Rush            14,200                  6.69              4.125            3/15/11         36,838            93,353
Robin M. Rush                 10,800                  5.09              4.125            3/15/11         28,017            71,001
David C. Orf                   7,000                  3.30              4.125            3/15/11         18,159            46,019
Daryl J. Gorup                 7,000                  3.30              4.125            3/15/11         18,159            46,019


(1) The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Commission and do not reflect the Company's estimate of future stock price appreciation. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

AGGREGATED OPTION EXERCISES IN FISCAL 2001 AND FISCAL YEAR-END OPTION VALUES

           The following table provides information related to options exercised by the named executive officers of the Company during fiscal 2001 and the number and value of options held at fiscal year end.

                                                                  NUMBER OF SECURITIES               VALUE OF UNEXERCISED IN-
                                                                 UNDERLYING UNEXERCISED                THE-MONEY OPTIONS AT
                                                                  OPTIONS AT FY-END(#)                     FY-END ($)(1)
                       SHARES ACQUIRED                       -------------------------------       --------------------------------
                         UPON OPTION           VALUE
NAME                     EXERCISE(#)        REALIZED($)      EXERCISABLE       UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
----                     -----------        -----------      -----------       -------------       -----------        -------------
W. Marvin Rush                0                  0              19,323            101,247               0                19,750

W. M. "Rusty" Rush            0                  0              11,162             40,616               0                 7,100

David C. Orf                  0                  0              11,013             27,044               0                 3,500

Robin M. Rush                 0                  0              6,950              29,730               0                 5,400

Daryl J. Gorup                0                  0              3,333              22,167               0                 3,500


-------------------
(1) The closing price of the Company's common stock on December 31, 2001 was $6.99.

EMPLOYEE BENEFIT PLANS

      INCENTIVE PLAN

      In April 1996, prior to the initial public offering of the Company's Common Stock, the Board of Directors and shareholders adopted the Incentive Plan. The shareholders of the Company approved the Incentive Plan at the 1998 Annual Meeting of Shareholders

      401(K) PLAN AND OTHER EMPLOYEE BENEFITS

      The Company has a defined contribution pension plan (the Rush Plan) which is available to all Company employees and the employees of certain affiliates. As of June 30th and December 31st of every year, each employee who has completed one year of continuous service is entitled to enter the Rush Plan. Participating employees may contribute from 1 percent to 15 percent of total gross compensation (up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended). The Company, at is discretion, matches an amount equal to 25 percent of the employees' contributions for those employees with less than five years of service and an amount equal to 50 percent of the employees' contributions for those employees with more than 5 years of service. The aggregate amount of the Company's contributions for 2001 under these plans was $1.6 million of which amount $5,250 was for the account of W. Marvin Rush.

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

      The Company has entered into employment agreements with W. Marvin Rush, W.
M. "Rusty" Rush and Robin M. Rush which each provides a four-year term, subject to automatic extension for an additional one year on each anniversary of the agreements. These employment agreements are subject to early termination as provided therein, including termination by the Company for "cause" (as defined in the employment agreements) or termination by W. Marvin Rush, W. M. "Rusty" Rush or Robin M. Rush, as applicable, for "good reason" (as defined in the employment agreements). The employment agreements provide for minimum annual base salaries as follows: W. Marvin Rush-- $525,000, W. M. "Rusty" Rush-- $150,000 and Robin M. Rush-- $108,000. In 2001, W.M. "Rusty" Rush and Robin M. Rush received a base salary of $262,481 and $221,351, respectively. The employment agreements also provide for bonuses at the discretion of the Compensation Committee of the Board.

      The employment agreements with W. Marvin Rush, W. M. "Rusty" Rush and Robin M. Rush provide that if the Company terminates their employment without cause (including the Company's election to not extend the employment agreements at any renewal date) or within two years of a change in control, or if they resign their employment for "good reason" (as defined in the employment agreements), they will be entitled to receive, at their election, either a lump-sum payment in the amount equal to their base salary for the unexpired term of their agreements or continuation of their base salary and benefits through the unexpired term of their agreements. A change of control is deemed to have occurred if (i) more than 30% of the combined voting power of the Company's then outstanding securities is acquired, directly or indirectly, or (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company's Board of

Directors shall cease to consist of "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction), or
(iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all of the Company's assets.

      The Company has also entered into employment agreements with David C. Orf and Daryl Gorup, which provide for minimum annual base salaries as follows:
David C. Orf -- $129,000, and Daryl Gorup -- $180,000. In 2001, Mr. Orf and Mr. Gorup received a base salary of $206,181 and $206,247, respectively. The employment agreements also provide for incentive bonuses at the discretion of the Compensation Committee of the Company. The employment agreements are terminable by the Company upon 12 months' prior written notice or, in lieu thereof, immediately terminable upon the payment to the employee of 12 months of his then effective base salary and an amount equal to a percentage of the bonus received by the employee during the preceding year, with such percentage determined according to the number of years of service of the employee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee during 2001 were John D. Rock, Ronald J. Krause and Harold D. Marshall

PERFORMANCE GRAPH

      The Company's Common Stock has been traded publicly since June 6, 1996. Prior to such date, there was no established market for its Common Stock. The following Performance Graph compares the Company's cumulative total shareholder return on its Common Stock from June 7, 1997, through December 31, 2001, to the Standard Poor's 500 Stock Index and to a Peer Group of other public companies over the same period. The Peer Group is comprised of the following companies:
Holiday RV Superstores, Inc., Lithia Motors, Inc., Paccar, Inc., Travis Boats & Motors, Inc., United Auto Group, Inc. and Werner Enterprises, Inc.

                                                  Cumulative Total Return
                             ------------------------------------------------------------------
                             12/96       12/97       12/98       12/99       12/00       12/01
RUSH ENTERPISES, INC         100.00       66.67       91.67      120.83       29.17       58.25
S & P 500                    100.00      133.36      171.47      207.56      188.66      166.24
PEER GROUP                   100.00      142.52      120.53      127.51      144.13      207.87


Copyright 2002 Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm


   The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than 10 percent of a registered class of the Company's equity securities file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10 percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of the
Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) reports applicable to the Company's directors, executive officers and greater than 10 percent beneficial owners were filed on a timely basis.

                              CERTAIN TRANSACTIONS

      Under Article 21.14 of the Texas Insurance Code ("TIC"), every officer, director and shareholder of a corporation licensed to act as a local recording agent must be individually licensed to act as an insurance agent. An insurance agent is required to be a resident of the State of Texas and pass an examination for a local recording insurance agent's license. W. Marvin Rush, Chairman of the Board and Chief Executive Officer of the Company, is licensed to act as an insurance agent in the State of Texas and is therefore qualified to act as the shareholder, director and officer of Associated Acceptance, Inc. ("AA"), the corporation currently affiliated with the Company that is licensed to act as a local recording agent. The Company has acquired as a wholly-owned subsidiary, a managing general agent (the "MGA") licensed under Article 21.07-3 of the TIC to manage all of the operations of AA. In addition to managing AA, the MGA is qualified to receive any and all commission income which is otherwise payable to AA. The MGA, Mr. Rush and AA have entered into agreements pursuant to which (i) the MGA manages all operations of AA, (ii) all of the income of AA is paid to MGA, (iii) the Company transfers such funds to AA as are necessary for its operation, and (iv) Mr. Rush has granted the MGA the right to transfer legal ownership of the shares of capital stock of AA at any time to anyone designated by MGA. Mr. Rush continues to own all of the outstanding stock of AA, subject to his agreements with MGA prohibiting the transfer of such capital stock.

      Pursuant to the terms of an agreement between the Company and General Motors Acceptance Corporation ("GMAC"), the Company may deposit with GMAC, as overnight funds, an amount no greater than 15.0% of the Company's wholesale floor plan financing debt to GMAC. The Company has a policy whereby if the Company is unable to deposit with GMAC the full amount for which it is eligible, the executive officers and directors of the Company may loan funds to the Company, which then deposits such funds with GMAC. The Company receives interest from GMAC, and pays to such officer or director interest on the funds at the rate the Company receives from GMAC less .25%. During 2001, no executive officer or director lent any money to the Company pursuant to this policy.

                        PROPOSALS FOR 2003 ANNUAL MEETING

      The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), for inclusion in the Company's proxy statement for its 2003 Annual Meeting of Shareholders is January 13, 2003. After March 29, 2003, notice to the Company of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its 2003 Annual Meeting of Shareholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.


                                       By Order of the Board of Directors,



                                       W. MARVIN RUSH
                                       CHAIRMAN OF THE BOARD AND
                                       CHIEF EXECUTIVE OFFICER

San Antonio, Texas
May 15, 2002

                                                                       EXHIBIT A


                ARTICLE FOUR OF THE ARTICLES OF INCORPORATION
                     AS PROPOSED TO BE REVISED BY AMENDMENT

                                  "ARTICLE FOUR

      The total number of shares of all classes of stock which the corporation shall be authorized to issue is 51,000,000 shares, divided into the following:
(i) 1,000,000 shares of preferred stock, of the par value $.01 per share ("Preferred Stock"), (ii) 40,000,000 shares of Class A Common Stock, of the par value $.01 per share ("Class A Common Stock") and (iii) 10,000,000 shares of Class B Common Stock, of the par value $.01 per share ("Class B Common Stock").

      A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as follows:

                                       A.
                   PROVISIONS APPLICABLE TO PREFERRED STOCK

      Preferred Stock may be issued from time to time in one or more series and in such amounts as may be fixed and determined herein or by the board of directors. The designations, preferences, limitations and relative rights, including voting rights, of each series of Preferred Stock shall be such as are fixed by the board of directors, and stated and expressed in a resolution or resolutions adopted by the board of directors providing for the establishment of any such series of Preferred Stock. The board of directors is hereby expressly authorized to establish any series of unissued shares of Preferred Stock by fixing and determining the designations, preferences, limitations and relative rights, including voting rights, of the shares of any series so established, within the limitations set forth in Article 2.13 of the Texas Business Corporation Act and herein, and to increase or decrease the number of shares within each such series; provided, however, that the board of directors may not decrease the number of shares within a series below the number of shares within such series that is then issued.

      Except in respect of the particulars fixed by the board of directors for series established by the board of directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the board of directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

                                       B.
          PROVISIONS APPLICABLE TO CLASS A AND CLASS B COMMON STOCK

      1. JUNIOR STOCK. Class A Common Stock and Class B Common Stock are junior to each series of Preferred Stock and are subject to all of the rights, privileges and preferences and priorities of Preferred Stock as herein set forth.

      2. DIVIDENDS. Subject to all rights of each series of Preferred Stock, dividends may be paid on Class A Common Stock and Class B Common Stock as and when declared by the board of directors of the corporation out of any funds of the corporation legally available for the

                                                                       EXHIBIT A


payment thereof. The holders of record of Class A Common Stock and the holders of record of Class B Common Stock shall have equal rights and rank per share with respect to any and all dividends and distributions declared on the common stock of the corporation, and no dividend or distribution shall be declared or made with respect to either Class A Common Stock or Class B Common Stock unless that dividend or distribution is declared and made with respect to both such classes; except that a dividend or distribution upon Class A Common Stock which will be paid in shares of common stock of the corporation shall be declared and made only in shares of Class A Common Stock and a dividend or distribution upon Class B Common Stock which will be paid in shares of common stock of the Corporation shall be declared and made only in shares of Class B Common Stock, and if a dividend or distribution is so declared and paid in shares of one class of common stock to the holder of each share of that class, a per-share dividend or distribution in an equal number of shares of the other class of common stock shall be concurrently declared and paid to the holder of each share of such other class, so that the number of shares of Class A Common Stock paid as a dividend or distribution on a share of Class A Common Stock shall be equal to the number of shares of Class B Common Stock paid as a dividend or distribution on a share of Class B Common Stock.

      3. LIQUIDATION PREFERENCE. Subject to all of the rights, privileges and preferences and priorities of each series of Preferred Stock, after payment shall have been made in full to the holders of each series of Preferred Stock in the event of any liquidation, dissolution or winding up of the corporation, to the extent of the liquidation preferences of such classes of stock, the remaining assets and funds of the corporation shall be distributed ratably to the holders of Class A Common Stock and Class B Common Stock according to their respective shares. Each share of Class A Common Stock and Class B Common Stock shall rank equally with respect to any distribution to be received by holders of common stock upon or with respect to liquidation, dissolution or winding up.

                                       C.
                PROVISIONS APPLICABLE TO CLASS A COMMON STOCK

      1. VOTING. Subject to all of the rights, privileges and preferences and priorities of each series of Preferred Stock, (i) the holders of Class A Common Stock are entitled to one-twentieth (1/20th) of one vote per share on all questions presented to the shareholders. In all elections of directors of the corporation, each holder of Class A Common Stock shall have the right to vote in person or by proxy one-twentieth (1/20th) of one vote for each share of Class A Common Stock held by such holder for as many persons as there are directors to be elected.

      Any provision of the Articles of Incorporation or By-Laws of the corporation requiring the affirmative vote of a specified percentage of shares of the corporation shall be read to give effect to the lesser voting rights of the holders of Class A Common Stock as described above; specifically, a provision that the affirmative vote of a specified percentage of the shares of the corporation is required shall require the affirmative vote of the holders of that percentage of the aggregate voting power of the corporation.

      2. CONVERTIBILITY. The Class A Common Stock is not convertible into shares of Class B Common Stock.

                                                                       EXHIBIT A


                                       D.
                PROVISIONS APPLICABLE TO CLASS B COMMON STOCK

      1. VOTING. The holders of Class B Common Stock are entitled to one vote per share on all questions presented to the shareholders. In all elections of directors of the corporation, each holder of Class B Common Stock shall have the right to vote in person or by proxy the number of shares of Class B Common Stock held by such holder for as many persons as there are directors to be elected.

      2. CONVERTIBILITY. The holders of Class B Common Stock shall have the right, at their option, to convert such shares into shares of Class A Common Stock at any time after the issuance thereof, on a share-per-share basis. In order to convert shares of Class B Common Stock into shares of Class A Common Stock, the holder thereof shall surrender at the office of the corporation or any transfer agent for the Class B Common Stock the certificate or certificates therefor, duly endorsed to the corporation or in blank, and give written notice at such office that he elects to convert such shares of Class B Common Stock which shall be deemed to have been converted as of the date (hereinafter called the "Class A Conversion Date") of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date. As soon as practicable on or after the Class A Conversion Date, the corporation or any transfer agent for the Class B Common Stock will deliver at such office a certificate or certificates for the number of shares of Class A Common Stock issuable on such conversion.

      The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock shall be made without charge to the converting holder; provided, however, that if any certificate is to be issued in a name other than that of the record holder of the shares being converted, the Company shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Company the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Company that such tax has been paid.

                                       E.
                       PROVISIONS APPLICABLE TO PREFERRED
             STOCK, CLASS A COMMON STOCK AND CLASS B COMMON STOCK

      1. PREEMPTIVE RIGHTS. Ownership of shares of any class of the capital stock of the corporation shall not entitle the holders thereof to any preemptive right to subscribe for or purchase or have offered to them for subscription or purchase any additional shares of capital stock of any class of the corporation or any securities convertible into any class of capital stock of the corporation, however acquired, issued or sold by the corporation, it being the purpose and intent hereof that the board of directors shall have full right, power and authority to offer for subscription or sell or to make any disposal of any or all unissued shares of the capital stock of the corporation or any securities convertible into stock or any or all shares of stock or convertible securities issued and thereafter acquired by the corporation, for such consideration, not less than

                                                                       EXHIBIT A



the par value thereof, or, in the case of any class of stock without par value, the stated value thereof, in money, property or labor, as the board of directors shall determine.

      2. CUMULATIVE VOTING. No shareholder of the corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

      3. AUTHORITY TO PURCHASE OWN SHARES. The corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor."

                             RUSH ENTERPRISES, INC.

              PROXY-- ANNUAL MEETING OF SHAREHOLDERS-- JULY 9, 2002


       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          Please mark, sign, date and return in the enclosed envelope.


 P          The undersigned shareholder of Rush Enterprises, Inc. (the
 R    "Company") hereby appoints Robin M. Rush and Martin A. Naegelin, Jr., or
 0    each of them, proxies of the undersigned with full power of substitution
 X    to vote at the Annual Meeting of Shareholders of the Company to be held
 Y on Tuesday, July 9, 2002, at 10:00 a.m., Central Time, at the Plaza Club, Frost National Bank Building, 21st Floor, San Antonio, Texas 78205, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:


 (1)   ELECTION OF DIRECTORS

         [ ]    FOR                       [ ]     WITHHOLD AUTHORITY
         all nominees listed below        to vote for all nominees listed below
         (except as marked below)

      W. Marvin Rush          W.M. "Rusty" Rush             Robin M. Rush

      John D. Rock            Harold D. Marshall            Ronald J. Krause


      INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

 (2) PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION OF THE COMPANY TO EFFECT A REVERSE SPLIT OF THE COMPANY'S OUTSTANDING COMMON STOCK BY A RATIO OF TWO-FOR-THREE.

             [ ]  FOR                  [ ]  AGAINST              [ ]  ABSTAIN

 (3)   PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION OF THE COMPANY THAT WOULD
       (I) INCREASES THE NUMBER OF SHARES OF ALL CLASSES OF STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE FROM 26,000,000 TO 51,000,000; (II) RECLASSIFY THE EXISTING COMMON STOCK AS CLASS B COMMON STOCK; (III) AUTHORIZE A NEW CLASS OF 40,000,000 SHARES TO BE DESIGNATED CLASS A COMMON STOCK AND (IV) ESTABLISH THE EXPRESS TERMS OF THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK.

             [ ]  FOR                  [ ]  AGAINST              [ ]  ABSTAIN

 (4) PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002

             [ ]  FOR                  [ ]  AGAINST              [ ]  ABSTAIN

 (5) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof;



       all as more particularly described in the Proxy Statement dated May 15, 2002, relating to such meeting, receipt of which is hereby acknowledged.


         This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.





                                        ____________________________


                                        ____________________________
                                            Signature of Shareholder(s)


                                   Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon.


                                    Dated __________________________, 2002.